EXHIBIT 99.1

Enochian BioSciences Announces Appointment of Senior Vice President for
Clinical Operations with 32 Years’ Experience at Pfizer

Los Angeles. April 7, 2022. Enochian BioSciences (NASDAQ: ENOB). Enochian BioSciences, Inc., a company focused on gene-modified cellular and immunotherapies in infectious diseases and cancer, announced today that Greg Duczynski is joining as Senior Vice President for Clinical Operations after a distinguished 32-year career with Pfizer. Since 2016, he has served as Senior Director, Clinical Development and Operations and Clinical Study Team Leader. He has been leading an international trial of gene therapy.

During his time at Pfizer, Greg took on increasing levels of leadership across a broad range of functions within the Clinical Operations space including Clinical Project Management, Study Management, Project Planning, Statistical Programming and Data Management.

“Greg’s extensive experience and outstanding leadership in clinical trials and advancing products to commercialization at the second largest pharmaceutical company in the world for more than three decades is an important and timely addition to Enochian BioSciences, as we prepare for the potential to begin several clinical studies in the near to medium term,” said Dr. Mark Dybul, the CEO of Enochian.

“I was very impressed by the science, project management and planning for clinical trials and commercialization of Enochian BioSciences,” Greg said. “It was not easy to leave a global powerhouse, but the potential for Enochian to grow with its two platform technologies and several promising pipelines for each is very compelling. I am very excited to be joining the team.”

ir@enochianbio.com

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